Exhibit 10.7
EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of October 3, 2008, by and between Kulicke & Soffa Industries, Inc. (“Employer”), a Pennsylvania corporation, and Jason M. Livingston (the “Executive”).

BACKGROUND

A.           On the date hereof, Employer and an affiliate of Employer, acquired substantially all of the assets (the “Acquisition”) of Orthodyne Electronics Corporation, a California corporation (the “Company”) related to and used in connection with its business of designing, manufacturing and selling equipment and tooling for the semiconductor and microelectronics industries, through an asset purchase agreement, dated as of July 31, 2008, by and among Employer and the Company, among others (the “Purchase Agreement”).  Any terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

B.           Immediately prior to the Acquisition, Executive was an executive of the Company and employed by the Company in such capacity.

C.           Employer wishes to employ Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive wishes to accept employment with Employer pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  CAPACITY AND DUTIES

1.1                         Employment; Acceptance of Employment.  Employer shall employ Executive and Executive hereby accepts employment by Employer for the period and upon the terms and conditions hereinafter set forth.

1.2                         Capacity and Duties.

(a)                      Executive shall be employed by Employer generally as Vice President of Finance, Orthodyne Division of Employer, and shall report initially to the President of Orthodyne Division of Employer.  Executive shall perform such other duties and shall have such authority as may from time to time reasonably be specified by the Employer; provided, however, that Employer shall delegate to Executive authority and duties consistent and commensurate with the authority and duties of a Vice President of Finance.  Executive shall perform his duties for Employer principally at Employer’s office located in Irvine, California, except for periodic travel to Employer’s or its affiliates’ offices worldwide and other travel that may be necessary or appropriate in connection with the performance of Executive’s duties hereunder.

(b)                      Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Employer.  Notwithstanding the foregoing, for so long as he complies with the covenants provided in Section 5 of this Agreement and solely in connection with passive investments or charitable activities, Executive may participate as a Board member or advisor in the management or operation of any enterprise or organization other than Employer; provided, however, that such activity does not interfere with the performance of his responsibilities to Employer without the prior written consent of the Board of Directors of the Employer.

SECTION 2.  TERM OF EMPLOYMENT

2.1                         Term.  The initial term (the “Initial Term”) of Executive’s employment hereunder shall commence on the date hereof and shall expire three years thereafter.   Upon expiration of the Initial Term, the Executive shall be an “at will” employee of Employer.

SECTION 3.  COMPENSATION

3.1                        Compensation.  As compensation for Executive’s services hereunder, Employer shall pay to Executive a salary at the annual rate of $307,200 (the “Base Salary”), payable in periodic installments in accordance with Employer’s regular payroll practices in effect from time to time.  Following the first anniversary of the date of this Agreement and on each successive anniversary thereof during the Term, the Company may adjust the Base Salary upward based on such factors as it deems appropriate in its sole discretion.  Executive shall participate in Employer’s Executive Incentive Compensation Plan, which will be based 80% on the Orthodyne Division’s quarterly performance and 20% on quarterly individual objectives with such individual objectives to be administered by the President of such Orthodyne Division.  Executive shall not be entitled to participate in any other bonus plan or in any equity compensation plan of Employer under this Agreement.

3.2                         Executive Benefits.  In addition to the compensation provided for in Section 3.1, Executive shall be entitled during the term of his employment to participate in such employee benefit plans and benefit programs (including, without limitation, vacation time and sick leave) as may from time to time be provided for other employees of Employer whose duties, responsibilities, and compensation are reasonably comparable to those of Executive.  Executive acknowledges and agrees that Employer may amend, diminish or enlarge any such benefits for its employees and executives generally in its sole discretion from time to time without notice.  In addition, during the entire term of this Agreement, Employer shall provide Executive with life insurance on terms comparable to such life insurance (including, without limitation, the cost to Executive of maintaining such life insurance) provided by Employer to similarly situated employees.

3.3                         Expense Reimbursement.  During the term of his employment, Employer shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder, including travel expenses, in accordance with its regular reimbursement policies applicable to other employees of Employer whose duties, responsibilities, and compensation are reasonably comparable to those of Executive as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Employer may reasonably require.

SECTION 4.  TERMINATION OF EMPLOYMENT

4.1                         Death of Executive.  Executive’s employment hereunder shall immediately terminate upon his death, upon which Employer shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued as of the date of Executive’s death.

4.2                         Disability of Executive.  If Executive is unable, for any reason due to his physical, mental or emotional illness or condition to perform substantially his normal duties hereunder with reasonable accommodation as required under applicable laws, for a period of 120 consecutive days, or 180 days within a period of 12 consecutive months, then Employer shall have the right to suspend Executive’s employment upon written notice to Executive at any time during the continuation of such inability, in which event Employer shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such suspension.  If, after the suspensions, the disability shall continue for more than 360 days (including therein the 120 day or 180 day period, as the case may be), the Employer shall have the right to terminate the Executive.

4.3                         Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice that the Employer is terminating Executive for “Cause” (as defined herein), in which event Employer shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination.  As used herein, “Cause” shall include the following:

(i)                      fraud committed in connection with Executive’s employment, theft or misappropriation or embezzlement of the funds of the Employer or any of its affiliates (hereinafter referred to collectively with the Employer as the “Employer Companies”);

(ii)                     conviction of any felony, crime involving fraud or misrepresentation, or of any other crime the effect of which would adversely affect any of the Employer Companies;

(iii)                    willful breach of Executive’s material obligations under this Agreement, which breach (if curable) is not cured within 30 days after written notice to Executive is provided by Employer;

(iv)                    repeated and consistent failure of Executive to be present at work during normal business hours more frequently than executive’s practice during his employment by the Company;

(v)                     willful violation of any express direction or any material rule or regulation established by the Employer including, without limitation, Employer’s Corporate Code of Business Conduct and Code of Ethics which violation (if curable) is not cured within 30 days after written notice to Executive is provided by Employer; or

(vi)                    willful misconduct in the performance of, or willful neglect of, Executive’s duties hereunder, which (if curable) is not cured within 30 days after written notice to Executive is provided by Employer.

Any notice required to be given by Employer pursuant to Sections 4.3(iii), (v) or (vi) above shall state the specific nature of the claimed breach and, if such breach is curable, the manner in which Employer reasonably requires such breach (if curable) to be cured.

4.4                         Resignation for Good Reason; Termination without Cause; Resignation without Good Reason.

(a)                      Prior to the end of the Initial Term, in the event (i) Executive resigns for Good Reason (as defined below) or (ii) Employer terminates Executive’s employment other than (A) for Cause as specified in Section 4.3, (B) due to the death of Executive, or (C) due to the disability of Executive as specified in Section 4.2, then Employer shall continue to pay on regularly scheduled payroll dates Executive’s then current salary as severance payments (the “Severance Payments”) commencing on the date provided below and continuing until the number of salary installments remaining in the Initial Term are paid (the “Severance Period”); provided, however, that the obligation to make Severance Payments for Executive is subject to Executive’s execution and non-revocation of a release of all employment and related claims against Employer, and its officers, directors and stockholders.  Such release shall be provided to Executive on or prior to the date of his termination of employment (“Termination Date”) and must be executed on or before the 21st day following receipt of such release.  Provided such release is not revoked within seven days following execution, severance payments shall commence on the first regularly scheduled payroll date following the 29th day after the Termination Date.  Each salary installment payment shall be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Termination of employment for purposes of this Section 4.4 shall mean separation from service as defined in Treas. Reg. section 1.409A-1(h).  The remedy in this Section 4.4(a) shall be Executive’s sole remedy for the Employer’s termination of Executive without Cause or Executive’s resignation for Good Reason.

(b)                      In the event that prior to the end of the Initial Term (i) Executive resigns without Good Reason or (ii) Employer terminates Executive’s employment (A) for Cause as specified in Section 4.3, (B) due to the death of Executive, or (C) due to the disability of Executive as specified in Section 4.2, then Executive shall not be eligible to receive any Severance Payments.

(c)                      As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior consent: (i) the Employer’s breach of any material provision of this Agreement, (ii) a material reduction in Executive’s Base Salary, (iii) a material change in the location of Executive’s principal place of employment, provided that any relocation must exceed 30 miles in the location or (iv) an assignment to Executive of any title or duties materially inconsistent with his position, duties, responsibilities and status with the Employer as set forth in this Agreement; provided, however, that in no event shall Executive’s resignation be for “Good Reason” unless (A) an event or circumstance set forth in clauses (i) through (iv) shall have occurred and Executive provides the Employer with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (B) the Employer fails to substantially cure or correct the circumstance or event so identified within 30 days after receipt of such notice, and (C) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (A) above.

(d)                      Notwithstanding anything to the contrary herein, if, on the date that Executive’s employment terminates in accordance with Section 4.4(a), and the Employer or any entity considered to be a single employer with the Employer as provided in Treas. Reg. section 1.409A-1(g) has stock which is publicly traded on an established securities market or otherwise (separately or jointly a “Publicly Traded Company”), then any Code Section 409A Severance Pay Amounts, as defined below, shall not be made or commence to be made before the first business day following the six-month anniversary of the Executive’s Termination Date.  Any salary installment payments which are Code Section 409A Severance Pay Amounts that otherwise would have been made in such six-month period shall accumulate without interest and be paid in one lump sum on the first business day following the six-month period.  To the extent severance amounts to be paid to Executive prior to the six-month anniversary of his Termination Date are not paid within a short-term deferral period as defined in Treas. Reg. section 1.409A-1(b)(4) and to the extent not paid in a short-term deferral period exceed two time the lesser of (i) the sum of the Executive’s annualized compensation based upon his annual rate of pay for the calendar year preceding the calendar year of his termination of employment (adjusted for any increase during such year that was expected to continue indefinitely if such termination of employment had not occurred) or (ii) the Code section 401(a)(17) limit for the year in which termination of employment occurs, such amounts are Code Section 409A Severance Payment Amounts.

SECTION 5.  RESTRICTIVE COVENANTS

5.1                         Confidentiality.

(a)                      Executive shall not, either during or after his employment with Employer, directly or indirectly use, publish or otherwise disclose or divulge to any third party any trade secrets, confidential or proprietary information of any of the Employer Companies, other than as required by law or in the ordinary course of Employer business (including without limitation any such information concerning customers, vendors, services, products, software, processes, pricing policies, business plans or records, any technical or financial information or data, or any information relating to the history or prospects of the Employer Companies or any of their stockholders).

(b)                      Executive shall not, either during or after his employment with Employer, directly or indirectly copy, reproduce or remove from the premises of Employer, except in the ordinary course of Employer’s business, trade secrets, confidential or proprietary information of Employer (in any medium) or any documents, files or records of Employer (including without limitation software, source code, program documentation, new product plans, invoices, customer correspondence, business cards, orders, computer records, or mailing, telephone or customer lists).  All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Executive in the course of his employment with Employer are and shall remain the sole property of the Employer Companies and all originals and copies thereof shall be delivered to the Employer Companies upon termination of employment for whatever reason.

5.2                         Inventions and Discoveries.  The parties agree that any idea, invention, design, discovery, development, technique, improvement, source code, data or other work product related to Employer’s business as then conducted, or as reasonably anticipated to be conducted (whether patentable or subject to copyright, or not, and hereinafter collectively called “Discovery”), that Executive has made or may make, discover, invent, develop or reduce to practice during the term of his employment shall be the sole and complete property of Employer.  The provisions of this Section shall also apply, to the maximum extent permitted by Section 2870 of the California Labor Code, to Discoveries that are conceived by Executive based  on knowledge acquired in the course of Executive’s employment by the Company, Employer during or after regular working hours, whether on or off the job, and whether or not within the specific realm of Executive’s duties.  Executive agrees that he shall have no proprietary interest in any work product developed or used by Executive and arising out of his employment by Employer.  Executive shall upon receipt of written demand from Employer, during the period of this Agreement and continuing for a period of one year after the termination hereof for any cause, give, grant, assign or transfer to Employer, any right, title or interest of Executive in and to any Discovery without additional compensation to Executive.  To the end that the provisions of this Section may be effectively carried out, Executive agrees that he shall promptly and fully inform Employer of any Discovery which he now has or may hereafter have, whereupon Employer shall, at its own cost and expense, take such action as it may consider appropriate.  In the event Employer determines to obtain copyright protection for any of Executive’s work product, or to prepare and prosecute applications for letters patents, whether in the United States or any foreign country, Executive shall, at Employer’s sole expense, fully and completely cooperate with Employer as may be reasonably required, including, but not limited to, assisting in the preparation of all documents required to obtain patents or copyright protection and in the enforcement by Employer of its rights to the Discoveries.

5.3                         Injunctive and Other Relief.  Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder and in order to protect the investment made by Employer in the Acquisition, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Employer Companies may have, including damages, the Employer Companies shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive.  Nothing contained herein shall prevent or delay Employer from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

5.4                         Noncompetition.  In consideration of the compensation to be paid to Executive, during the term of Executive’s employment, Executive will not, directly or indirectly without the prior written consent of Employer: (i) engage in, or (ii) control, advise, manage, assist, perform services for, establish or open, or have any equity interest (other than ownership of 1.0% or less of the outstanding stock of any corporation whose securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or any successor law) in any firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in any activity anywhere in the world which is the same as, similar to, or competitive with the business of Employer.

5.5                         Nonsolicitation.  During the period beginning on the date hereof and ending on the second anniversary of the termination of Executive’s employment, the Executive will not (i) directly or indirectly contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any person employed by Employer or any of its affiliates at any time before the termination of such employment, without the prior written consent of Employer, or (ii) induce or attempt to induce any customer, vendor or other business relation of Employer or any of its affiliates (A) into any business relationship which might materially harm Employer or any of its affiliates or (B) to refrain from doing business with Employer or any of its affiliates.

SECTION 6.  MISCELLANEOUS

6.1                         Prior Employment.  Executive represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Employer or Employer’s rights and obligations hereunder; and that his employment with Employer and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owned by him to any other person.

6.2                         Severability.  The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof.  If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, may be reduced to a duration or geographical scope to the minimum extent necessary to cure such invalidity.

6.3                         Assignment.  This Agreement shall not be assignable by Executive, and shall be assignable by Employer to any person or entity which may become a successor-in-interest (by purchase of assets or equity interests, or by merger, or otherwise) to Employer.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.4                         Notices.  All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by facsimile (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other.  Any such notice shall be deemed to have been given as to the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided, however, that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)                        If to Employer:

Kulicke and Soffa Industries, Inc.
1005 Virginia Drive
Fort Washington, Pennsylvania 19034
Attention:  General Counsel
Facsimile:  (215) 784-6001

With a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP
1000 Westlakes Drive
Berwyn, PA 19312-2409
Attn:  Walter J. Mostek, Esq.
Telephone: (610) 993-2233
Facsimile:  (610) 993-8585

(b)                        If to Executive:

16700 Red Hill Avenue
Irvine, CA 92606-4802
Telephone: (949) 660-0440
Facsimile: (949) 660-8963

6.5                         Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto (except with respect to Sections 5.4 and 5.5.  Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.6                         Survival.  Section 5 (except for Section 5.4) shall survive the termination of this Agreement.

6.7                        Governing Law.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of California, without giving effect to otherwise applicable principles of conflicts of law.

6.8                         Headings; Counterparts.  The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.9                         Further Assurances.  Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.10                       Third Party Beneficiary.  The Employer Companies shall be third party beneficiaries of this Agreement and shall have the right to enforce the terms hereof against the Executive.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KULICKE & SOFFA INDUSTRIES, INC.

By:	/s/ Maurice Carson
Name: Maurice Carson
Title: Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Jason Livingston
Jason M. Livingston

[signature page to Livingston Employment Agreement]